Agreement Between:

    ENECO INDUSTRIES LTD. (“EnEco”), a British Columbia Corporation.

And

GOLDEN SPIRIT ENTERPRISES LTD (“Golden Spirit”), a publicly traded Delaware Corporation and its wholly owned subsidiary.

Whereas: Golden Spirit Enterprises Ltd., (“Golden Spirit”) is desirous of forming a renewable energy company that will take majority interest in a series of Municipal Solid Waste fueled Recycling and Resource Recovery Plants designed by EnEco Industries Ltd., (“EnEco”).

Whereas: EnEco is a company with proprietary technology that promotes recycling and converts municipal waste and biomass into energy.

Whereas: Golden Spirit, through its subsidiary, and EnEco wish to execute this Definitive Agreement to utilize their respective capabilities to their mutual benefit together with selected First Nations Bands.

This Definitive Agreement between Golden Spirit and EnEco summarizes their mutual interest in forming a joint-venture, licensing agreement utilizing EnEco’s technology to develop a municipal solid waste recycling and biomass derived renewable energy facility with one of British Columbia, Canada’s First Nations Bands that EnEco has been developing relationships with.  Golden Spirit shall be granted First Right of Refusal.

EnEco has represented that it has been authorized by a selected First Nations Band Council to proceed toward the development of an EnEco solid waste recycling and biomass derived renewable energy facility with greenhouse and algae sub-systems and therefore the Band Council would be willing to provide land permits, municipal waste contracts for their own waste and co-apply for relevant Provincial Grants, Federal Infrastructure Grants for First Nations and deal with Canadian and International bank loans.

Golden Spirit, through its subsidiary, represents that it will raise the necessary preliminary funding required to initiate and develop a Municipal Solid Waste fueled Recycling and Resource Plant designed by Eneco.  Golden Spirit further agrees to co-operate with the First Nations Band Council to co-apply for Provincial Grants, Federal Infrastructure Grants for First Nations and deal with Canadian and International bank loans.

BUSINESS PURPOSE: To develop and operate an EnEco solid waste recycling and biomass derived renewable energy facility with greenhouse and algae subsystems that will utilize EnEco’s Thermal Oxidation Process System (TOPS) technology to generate electricity for sale to the British Columbia Power Grid (“The Project”).  Priority shall be given to developing The Project with the aforementioned selected First Nations Band. At the sole option of Golden Spirit, Golden Spirit may switch or begin simultaneously developing another TOPS plant with one of the other First Nations Bands where they have First Right of Refusal, or any other First Nation Band as mutually agreed by EnEco.

ENTERPRISE STRUCTURE: The subsidiary will be a limited liability company funded through equity and debt supplied by Golden Spirit and its investors. EnEco will be the operating partner responsible for site development, waste system equipment operation, contracts and expansion. Golden Spirit will have sole responsibility for financing.  Budgets for each site development must be mutually agreed upon by Golden Spirit and EnEco.

EnEco will make available the full EnEco technology to The Project and will be responsible for site development, Biomass and Waste equipment construction and engineering, waste procurement contracting and ongoing supervision at mutually agreed charge out rates.

After repayment of initial start-up costs, Golden Spirit will receive payments based upon enterprise revenue or profits as per the mutually agreed upon terms to follow:

Of the non-First Nations Bands Equity available

Golden Spirit/Subsidiary = 90%

EnEco = 10%

CONTRIBUTION/ROLE BY PARTY:

Golden Spirit:   Development capital, Operating expenses, enterprise financing, advertising and promotion, customer billing and collection, account and financial reporting.

EnEco:   EnEco technology, development of EnEco plant and site, waste disposal, technology, construction supervision, waste procurement contract and warranty and repair services.

ENTERPRISE TERMS:

EXCLUSIVITY: The agreement covers only The Project(s). Both parties are free to develop similar projects in other areas providing the projects are not in direct competition to The Project(s). Both parties are desirous of perusing similar projects together using this agreement as a base model for any other opportunities that might arise and Golden Spirit reserves the First Right of Refusal on any subsequent facility proposals.

PRICING: EnEco will provide to Golden Spirit a firm price on its contribution in order for Golden Spirit to arrange financing for the project once pre-finance engineering is completed.

SCHEDULE: Upon execution of this Definitive Agreement, Golden Spirit will provide initial funding to its subsidiary and begin development of the project.

AUTHORIZATION TO PROCEED WITH POTENTIAL FUNDING: By signing this Definitive Agreement, EnEco authorizes Golden Spirit to begin researching potential funding at Golden Spirit’s expense.

This Definitive Agreement is an expression of mutual intent regarding the formation of the Seabird Project along the lines described above.

Confidential Information

Eneco has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as business and financial information related thereto (the  "Confidential Information"). Notwithstanding the foregoing, "Confidential Information" shall not include and the provisions of this Agreement will not apply to any information disclosed by Eneco and/or Golden Spirit (1) if such information is demonstrated to be generally available to the public at the time of its disclosure to Golden Spirit;  (2) after the time, if any, that such information becomes generally available to the public without any breach by Golden Spirit; (3) was already in Golden Spirit's possession at the time of disclosure to Golden Spirit (whether such time of  disclosure is before or after the date hereof); (4) is developed by Golden Spirit independently; or (5)  was lawfully received by Golden Spirit from a third party without restrictions on disclosure or use.

Using no less effort than Golden Spirit would use to maintain the confidentiality of his own confidential and proprietary information, Golden Spirit shall maintain in strict confidence and shall not disclose at any time, without the prior written consent of Eneco, any of the Confidential Information to any other person or entity, unless such information has entered the public domain through lawful means, without violation of this Agreement, or pursuant to requirements of law or court order.

Severability

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

No Assignment

Golden Spirit’s obligations hereto with respect to its contribution/role shall not be assignable to any other person or company without the express written consent of the Eneco.

Termination

This Agreement will terminate if Golden Spirit becomes insolvent, makes any assignment in bankruptcy, or makes any other assignment for the benefit of creditors, or makes any proposal under the Bankruptcy Act (Canada) or any comparable laws, seeks protection or relief under the Companies Creditors Arrangement Act (Canada).

Miscellaneous

This Agreement (I) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the Laws of the Province of British Columbia.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year written below.

Golden Spirit Enterprises Ltd.

385 52 Avenue, Pointe-Calumet

Quebec, J0N 1G4

/s/: R. Klein

Robert Klein

Dated this 28th day of March, 2008

President

EnEco Industries Ltd.

Suite 600-666 Burrard Street

Vancouver, BC

/s/: R. Dickenson

Ross Dickenson

Dated this 17th day of March, 2008

President